January 28, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated January 28, 2013 of Liberty Star Uranium & Metals Corp. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm.

/s/ Semple, Marchal & Cooper, LLP
SEMPLE, MARCHAL & COOPER, LLP